Exhibit 5.3

July 12, 2019

The Flowr Corporation

461 King Street W, Floor 2

Toronto, Ontario
M5V 1K4
Canada

Re: Registration Statement on Form F-10/A

We hereby consent to the reference to our opinions under the headings "Eligibility for Investment" and "Certain Canadian Federal Income Tax Considerations" and to the reference of our name in the cover page, and under the headings "Legal Matters" and "Documents Filed as Part of the Registration Statement" in this Registration Statement on Form F-10/A of The Flowr Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

"Fasken Martineau DuMoulin LLP"

Fasken Martineau DuMoulin LLP